Exhibit 99.1

NEWS - FOR IMMEDIATE RELEASE	NYSE American: GORO

GOLD RESOURCE CORPORATION REPORTS FINANCIAL RESULTS

FOR 2024 YEAR END

Denver, Colorado – April 8, 2025 – Gold Resource Corporation (NYSE American: GORO) (the “Company”) is pleased to announce its year end operational results from its Don David Gold Mine (“DDGM”) near Oaxaca, Mexico.

“Although the 2024 mine plan was based on lower grade ore, our aging mining fleet resulted in less tonnes mined and reduced our ability to access or develop into higher-grade areas,” stated Allen Palmiere, President and CEO. “This, when combined with a rainy season that was longer and wetter than normal that in part reduced our plant capacity, meant that there was no alternative to offset the lower grades by processing more ore. We were, however, successful in conserving our cash to focus on the successful discovery and delineation of the new higher grade Three Sisters vein system, which is anticipated to extend our mine life and improve our potential margins. Three Sisters shows higher grade, with good widths and is closer to the surface, which is expected to result in lower mining costs.”

To develop into Three Sisters, we are planning the following:

●	As previously announced, we are currently negotiating with a contractor to develop and produce from the Three Sisters. The contractor is anticipated to start in April. This is expected to facilitate the productivity we need in terms of development and production in the Three Sisters. While it could result in somewhat higher operational costs, we anticipate it to be partially offset with higher tonnage.
●	We plan to purchase a gently used fleet of mining equipment that is right-sized, with low hours of use and, after inspection, appears to be in very good condition. The acquisition will help to address our critical equipment availability and should improve our productivity. The new equipment is expected to be on site and working early in the third quarter.
●	With respect to the processing plant, we are working to secure a third filter press to increase our throughput initially to 1,300 tonnes/day and thereafter to 1,500 tonnes/day. As close to 50% of our costs are fixed, the increased tonnage will have a significant impact on profitability.

To help us implement the potential solutions outlined above, we are currently evaluating several sources of additional funding. We are optimistic that production will increase with these plans, and that the Company can achieve positive cash flow again by the end of the third quarter.

Don David Gold Mine:

●	The Company achieved an Accident Free Full Year, with a lost time injury frequency rate per million hours of zero. This hallmark is a direct result of the dedication of the Company’s team and the DDGM safety program, which aims to bolster the overall health and safety culture of the employees.
●	The Company’s exploration program progressed as planned with positive results through the first three quarters of 2024. The primary focus was on infill drilling of targets in the Three Sisters and North Arista vein systems. To preserve cash, exploration drilling was suspended on August 1, 2024. However, the infill drilling completed in 2024 successfully increased both the potential resources of and confidence in the economic mineralization contained within the Three Sisters vein system, as well as in the Splay 31 vein of the North Arista vein system. Diamond drilling for grade control at the Arista Mine continued uninterrupted throughout the year, focusing on the delineation of reserves in both the Arista and Switchback vein systems.

●	DDGM received the Mexican Empresa Socialmente Responsable (“ESR”) award in 2024 for the tenth consecutive year.
●	DDGM produced and sold a total of 18,580 gold equivalent ounces, comprising of 8,598 gold ounces and 817,333 silver ounces, sold at an average price per ounce of $2,354 and $28.75, respectively.

Corporate and Financial:

●	The Company closed the year with a $1.6 million cash and cash equivalent balance as at December 31, 2024. The decrease of $4.6 million from December 31, 2023 is mainly attributable to a cash outflow of $6.4 million for capital investments and $0.6 million from operating activities for 2024, which included $1.1 million of income tax payments for the tax years 2023 and 2024, exploration investment of $2.0 million at DDGM, and $0.4 million in maintaining the Back Forty Project.
●	Working capital at December 31, 2024, was $2.1 million, an 86% decrease from the December 31, 2023 working capital of $15.2 million. The decrease is primarily driven by the decline in cash balance discussed above in combination with a lower level of annual gold production.
●	DDGM total cash costs (after co-product credits) and total all-in sustaining cost per gold equivalent (“AuEq”)1 ounce sold for the year were $2,330 and $2,939, respectively.
●	During 2024, an aggregate of 6,510,914 shares of the Company’s common stock were sold and settled through the ATM Program for net proceeds to the Company of $2.7 million, after deducting $0.1 million for agent’s commissions and other expenses.

Liquidity Update:

Tonnes and grade, with respect to the Company’s mining operations at DDGM, have declined during 2024 and are below guidance. There are several factors that caused these declines. The Company has encountered significant issues with equipment availability due to the age and condition of some of the critical mining equipment in use at the mine. Due to the continued challenges with equipment availability and the decreased cash due to prior production shortfalls, the Company was not able to maintain its projected timeline for the development of future production zones. As a result, the Company is currently mining only one face at a time in areas that are accessible. The current lack of other available production zones has placed additional pressure on the Company’s ability to achieve its production estimates, as any problems encountered at the current production zone cannot be offset by production elsewhere in the mine. In addition, the mill also experienced some mechanical issues and wet ore handling difficulties due to unusually high rain fall during the year that resulted in lower throughput and a production shortfall. To minimize the mechanical issues and return the mine to a cash positive position, capital is necessary to replace some of the mining fleet and upgrade the mill.

The Company believes that the mine has significant potential to generate positive cash flow based on the information to date from the new areas of the Three Sisters, as well as other areas that have been discovered near the existing mining zones. In order to develop access and better define these new areas, an investment must be made for equipment and mine development. Without the addition of these areas to the life-of-mine plan, the Company does not believe that the mine will generate sufficient free cash flow in the near term.

Despite production improving in the fourth quarter, the Company’s inability to achieve its production estimates and lack of adequate liquidity has created substantial doubt about its ability to continue as a going concern. The Company previously announced that it would require approximately $7.0 million to obtain additional mining equipment and for mill upgrades. Management is currently looking to reduce the amount necessary for mining equipment purchases by looking for good used equipment and/or using a third-party contractor that will provide its own equipment. The Company also expects to require approximately $8.0 million in working capital over the next 12 months in order to fund the initial development to access the Three Sisters and Splay 31 systems,

1 Gold equivalent is determined by taking gold ounces produced and sold, plus silver ounces produced and sold, converted to gold equivalent ounces using the gold to silver average realized price ratio for the period.

although not all of this capital will be required immediately. Due to the 2024 production challenges described above, the Company does not believe that the mine will generate sufficient cash flow to fund these improvements. The Company is evaluating various financing options in order to fund this development in the near term. The Company raised $2.5 million through a registered direct offering in January 2025. Additionally, the Company raised $3.0 million through its ATM Program in January and February 2025 and plans to utilize it further to raise additional capital as needed throughout the year. Further, in February 2025, the Company sold its interest in Green Light Metals for approximately $0.9 million.

If the Company is unable to obtain this additional capital and successfully develop these new mining areas, the continued operation of the mine may not be possible beyond the first half of 2025. If continued operation of the mine is not possible, the Company may be compelled to place the mine on “care and maintenance” status, which would likely trigger significant severance and other costs, which the Company may not be able to pay.

2024 Capital and Exploration Investment Summary

	For the year ended December 31, 2024		2024 full year guidance
	2024	2023

Sustaining Investments:
Underground Development	$4,634	$4,386
Other Sustaining Capital	2,970	1,420
Infill Drilling	977	4,096
Surface and Underground Exploration Development & Other	65	1,139
Subtotal of Sustaining Investments:	8,646	11,041	$8.8 - 11.0 million
Growth Investments:
DDGM growth:
Surface Exploration / Other	1,921	2,240
Underground Exploration Drilling	38	1,927
Underground Exploration Development	-	357
Back Forty growth:
Back Forty Project Optimization & Permitting	378	1,642
Subtotal of Growth Investments:	2,337	6,166	$3.2 - 5.2 million
Total Capital and Exploration:	$10,983	$17,207	$12.0 - 16.2 million

Trending Highlights

	2023				2024
	Q1	Q2	Q3	Q4	Q1	Q2	Q3	Q4
Operating Data
Total tonnes milled	117,781	113,510	116,626	111,255	98,889	93,687	83,690	80,367
Average Grade	-
Gold (g/t)	2.33	1.59	1.52	1.44	1.89	1.27	0.54	0.64
Silver (g/t)	94	86	73	85	88	102	83	94
Copper (%)	0.37	0.37	0.32	0.39	0.37	0.26	0.19	0.20
Lead (%)	1.73	1.64	1.29	1.39	1.25	1.00	1.01	1.12
Zinc (%)	3.88	3.72	3.24	2.95	2.82	2.59	2.63	2.73
Metal production (before payable metal deductions)
Gold (ozs.)	7,171	4,637	4,443	4,077	4,757	2,947	944	1,258
Silver (ozs.)	322,676	289,816	247,159	282,487	251,707	263,023	194,525	210,581
Copper (tonnes)	336	334	276	341	280	181	93	88
Lead (tonnes)	1,559	1,389	1,048	1,072	812	616	576	678
Zinc (tonnes)	3,837	3,569	3,223	2,884	2,310	2,020	1,741	1,734
Metal produced and sold
Gold (ozs.)	6,508	4,287	3,982	3,757	3,557	2,724	1,357	960
Silver (ozs.)	294,815	274,257	208,905	258,252	216,535	234,560	181,434	184,804
Copper (tonnes)	332	327	245	327	264	197	98	82
Lead (tonnes)	1,417	1,317	947	820	667	491	467	548
Zinc (tonnes)	3,060	3,141	2,571	2,182	1,682	1,771	1,473	1,360
Average metal prices realized
Gold ($ per oz.)	$ 1,915	$ 2,010	$ 1,934	$ 1,985	$ 2,094	$ 2,465	$ 2,561	$ 2,706
Silver ($ per oz.)	$ 23.04	$ 24.93	$ 23.61	$ 23.14	$ 23.29	$ 30.49	$ 30.61	$ 31.11
Copper ($ per tonne)	$ 9,172	$ 8,397	$ 8,185	$ 8,205	$ 8,546	$ 10,428	$ 8,832	$ 8,969
Lead ($ per tonne)	$ 2,158	$ 2,153	$ 2,196	$ 2,122	$ 1,977	$ 2,235	$ 2,065	$ 1,897
Zinc ($ per tonne)	$ 3,195	$ 2,485	$ 2,195	$ 2,516	$ 2,483	$ 2,871	$ 2,854	$ 3,062
Gold equivalent ounces sold
Gold Ounces	6,508	4,287	3,982	3,757	3,557	2,724	1,357	960
Gold Equivalent Ounces from Silver	3,547	3,402	2,550	3,011	2,408	2,901	2,169	2,125
Total AuEq oz	10,055	7,689	6,532	6,768	5,965	5,625	3,526	3,085

Year-End 2024 Conference Call

The Company will host a conference call Wednesday, April 9, 2025, at 12:00 p.m. Eastern Time.

The conference call will be recorded and posted to the Company’s website later in the day following the conclusion of the call. Following prepared remarks, Allen Palmiere, President and Chief Executive Officer, Alberto Reyes, Chief Operating Officer, and Chet Holyoak, Chief Financial Officer, will host a live question and answer (Q&A) session. There are two ways to join the conference call.

To join the conference via webcast, please click on the following link:

https://onlinexperiences.com/Launch/QReg/ShowUUID=46653B4F-3CCD-4008-8E67-E4023D03AE1B

To join the call via telephone, please use the following dial-in details:

Participant Toll Free:	+1 (800) 717-1738
International:	+1 (289) 514-5100
Conference ID:	07674

Please connect to the conference call at least 10 minutes prior to the start time using one of the connection options listed above.

About GRC:

Gold Resource Corporation is a gold and silver producer, developer, and explorer with its operations centered on the Don David Gold Mine in Oaxaca, Mexico. Under the direction of an experienced board and senior leadership team, the Company’s focus is to unlock the significant upside potential of its existing infrastructure and large land position surrounding the mine in Oaxaca, Mexico and to develop the Back Forty Project in Michigan, USA. For more information, please visit the Company’s website, located at www.goldresourcecorp.com.

Forward-Looking Statements:

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking words such as “plan,” “target,” “anticipate,” “believe,” “estimate,” “intend” and “expect” and similar expressions are intended to identify such forward-looking statements. Such forward-looking statements include, without limitation, (i) the success and timing of the Company’s contractor negotiations and equipment acquisitions; (ii) Company’s anticipated near-term capital needs and potential sources of capital; (iii) the Company’s expectations regarding cash flow and productivity; and (iv) the Company’s ability to continue to operate the Don David Gold Mine in the absence of additional capital. All forward-looking statements in this press release are based upon information available to the Company as of the date of this press release, and the Company assumes no obligation to update any such forward-looking statements. Forward-looking statements involve a number of risks and uncertainties, and there can be no assurance that such statements will prove to be accurate. The Company’s actual results could differ materially from those discussed in this press release. Forward-looking statements are subject to risks and uncertainties. Additional risks related to the Company may be found in the periodic and current reports filed with the Securities and Exchange Commission by the Company, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2024, which are available on the SEC’s website at www.sec.gov.

For further information, please contact:

Chet Holyoak

Chief Financial Officer

Chet.holyoak@grc-usa.com

www.GoldResourceCorp.com